WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                                 UNITOG COMPANY
                 Data for Financial Data Schedule for Form 10-K
               As of January 29, 1995 and for the year then ended


    This schedule contains summary financial information extracted from the financial statements of Unitog Company, dated as of and for the year ended January 29, 1995 and is qualified in its entirety by reference to such financial statements.



     Ref                Description                                                 Value
     ---                -----------                                                 -----
5- 02 (1)               cash and cash items                                         7,717,999
5- 02 (2)               marketable securities                                               0
5- 02 (3)(a)(1)         notes and accounts receivable-trade                        18,079,047
5- 02 (4)               allowances for doubtful accounts                              425,000
5- 02 (6)               inventory                                                  13,630,072
5- 02 (9)               total current assets                                       64,897,262
5- 02 (13)              property, plant and equipment                             107,490,586
5- 02 (14)              accumulated depreciation                                   47,974,078
5 -02 (18)              total assets                                              143,448,011
5- 02 (21)              total current liabilities                                  24,566,232
5- 02 (22)              bonds, mortgages and similar debt                          34,837,880
5- 02 (28)              preferred stock-mandatory redemption                                0
5- 02 (29)              prefered stock-no mandatory redemption                              0
5- 02 (3)               common stock                                                   92,721
5- 02 (31)              other stockholders' equity                                 75,339,950
5- 02 (32)              total liabilities and stockholders' equity                143,448,011
5- 03 (b)1(a)           net sales of tangible products                             55,655,727
5- 03 (b)1              total revenue                                             189,143,796
5- 03 (b)2(a)           cost of tangible goods sold                                44,990,968
5- 03 (b)2              total costs and expenses applicable to sales and revenues 161,741,458
5- 03 (b)3              other costs and expenses                                            0
5- 03 (b)5              provision for doubtful accounts and notes                           0
5- 03 (b)(8)            interest and amortization of debt discount                  2,627,655
5- 03 (b)(10)           income before taxes and other items                        16,415,130
5- 03 (b)(11)           income tax expense                                          6,402,000
5- 03 (b)(14)           income/loss continuing operations                          10,013,130
5- 03 (b)(15)           discontinued operations                                             0
5- 03 (b)(17)           extraordinary items                                                 0
5- 03 (b)(18)           cumulative effect-changes in accounting principles                  0
5- 03 (b)(19)           net income or loss                                         10,013,130
5- 03 (b)(20)           earnings per share-primary                                       1.07
5- 03 (b)(20)           earnings per share-fully diluted                                 1.07


